                                                                       Exhibit 4


LETTER HEAD              Affiliated Law Practices                604 682-1851
Jones, McCloy, Peterson                                     Fax  604 682-7392
Barristers and Solicitors     1700 - Three Benthal Center
                              595 Burred Street
                              Vancouver, BC V7XG4


February 29, 1996

Mr. Jeffrey Antisdel, Chairman, President and CEO
Nevada Energy Company, Inc.
401 East Fourth Street
Reno, Nevada, 89512

Dear Mr. Antisdel:

We are the Canadian solicitors for Waterford Trust Company Limited, an Irish corporation ("Waterford").

In connection with the recent discussions between representatives of Waterford, on the one hand, and officers and other representatives of Nevada Energy Company, Inc., a Delaware corporation (the "Company"), on the other hand, we are instructed that the following terms have been generally agreed between Waterford and the Company as the principal terms and conditions upon which Waterford shall purchase from the Company an aggregate of 1,999,995 of its previously authorized but unissued Convertible Preferred shares of the Company's stock, $0.001 par value to be called "Series A Preferred Shares" (the "Preferred Stock").

1. The Company is currently authorized to issue 2,000,000 shares of Preferred Stock, 25,000,000 shares of Class A Common Stock and 25,000,000 shares of Class B Common Stock. As of the date hereof, there are outstanding an aggregate of NIL shares of

     Preferred Stock, 8,808,485 shares of Class B Common Stock and 4,437,473 shares of Class B Common Stock. The total outstanding Class A common shares after conversion of various warrants and options would be approximately 9,250,000 and there are no outstanding options or warrants or rights to acquire any other class of shares except certain rights to Class B Common Stock as disclosed. The company's Common Stock is listed for trading on the NASDAQ Small Cap Market System under the Symbol "NNRGA".

2. Waterford will act as designee and may in its sole discretion allocate the shares it intends to acquire to other members of its financial group.

3. The amounts to be paid by Waterford or its nominees as the purchase price of the 1,999,995 Preferred Shares will be determined as follows:

     (a) Subject to Waterford providing to the Company a due diligence information memorandum (including financial statements of Waterford at December 31, 1995, business plan including executive summary, financial condition and general terms of purchase of pending telecommunication acquisitions of Consolidated Telecom Corporation), Waterford will acquire 1,999,995 Preferred Shares (the "Shares") of the Company at $2.50 per share to be paid as follows:

     (i) Waterford will pay $100,000 to the Company at closing on account of the purchase price of the Shares;

     (ii) Waterford will issue a secured promissory note for the balance of the purchase price of the Shares in the sum of $4,899,987.50 payable as follows:

          (A) the sum of $400,000 shall be paid to the Company within 90 days of the Effective Date;

          (B) eight additional installments of $500,000 each shall be paid to the Company each 30 days thereafter;

          (C) one additional installment of $499,987.50 shall be paid to the Company 30 days after the payment of the last installment paid in subparagraph 3(a)(ii)(B) above:

               provided, however, that Waterford may prepay the whole or any part of the secured promissory note.

     (b) For the secured promissory note referred to in subparagraph (a)(ii) above, Waterford shall grant a security interest to the Company in the Shares, which security interest shall be released pro-rata against that number of Shares for which payments have been made to the Company;

     (c) The Shares shall be entitled to one vote per share. Upon issuance of the Shares at closing, Waterford or its nominee shall have the right to vote the Shares.

     (d) The Shares will have an aggregate liquidation preference equal to the principal amount of the secured promissory note actually paid to the Company.

     (e)  Upon closing:

          (i) Mr. Antisdel and Mr. Cascarilla shall resign as directors and the remainder of the board of the Company shall appoint two nominees of Waterford to the board of the Company in place thereof;

          (ii) the remaining directors shall deliver to Waterford irrevocable resignations as directors of the Company having effective dates in conformity with subparagraphs (f) and (g) below;

     (f) One day after closing, one more director of the Company shall resign and the remainder of the board of the Company shall appoint one nominee of Waterford to the board of the Company in place thereof;

     (9) One day after the date of the resignation of the director referred to in subparagraph (f) above the last two of the current directors shall resign.

4. The Preferred Shares shall not accrue dividends and shall have the right to convert into a number of Class A Common Shares valued at a discount of 30% to an averaged NASDAQ market bid price for the Class A Common Shares for the 10 trading days prior to each conversion. All remaining terms and conditions of the certificate of designations for the Preferred Shares, if any, shall be set forth in a definitive certificate of designations mutually agreeable in form to the Company and Waterford.

5. The Company shall create or cause to be created 5 new Series B preferred Shares (the "New Shares") having the following rights and restrictions:

     (a)  the New Shares shall be issued for $2.50 each;
     (b) until the sum of $500,000 has been paid by Waterford to the Company as herein set forth, the holders of the New Shares shall be entitled to appoint a fourth director to the board of the Company (the "4th Director") forthwith upon Waterford being in default of any payment required to be made by it under the promissory note and the time for curing such default having expired;
     (c) the 4th Director, if appointed, shall have the ability to act for and on behalf of the board to exercise the remedies under the security interest of the Company on the Shares pledged to the Company; provided, however, that upon the default being cured, the 4th director shall immediately be deemed to have resigned;
     (d) upon the sum of $500,000 having been paid to the Company by Waterford, the holders of the New Shares shall not have the right to appoint a 4th Director;
     (e) upon Waterford having paid or advanced to the Company the sum of $4,999,987.50, the Company may redeem the New Shares upon payment to the holders thereof of $2.50 per New Share;
     (f) the Company shall not amend the terms of the Stock Purchase Agreement, the Promissory Note or the Share Pledge Agreement without the consent of a majority of the holders of the New Shares, which consent shall not be unreasonably withheld;
     (g) a New Share may not be transferred by a holder without the prior written consent of Waterford, which consent may not be unreasonably withheld;
     (h) a New Share shall not be entitled to any dividends, but shall be entitled to a return of capital in the sum of $2.50 each in priority to the holders of any class of common shares on a winding up.

6. Upon closing, one New Share shall be issued to each current director. Upon Waterford having paid or advanced to the Company the sum of $4,999,987.50, Waterford shall have an option to Purchase the New Shares from the holders thereof at a price of $2.50 per share and upon Waterford exercising its option and acquiring the New Shares, the New Shares shall automatically be converted into Series A Preferred Shares.

7. Closing of this purchase and sale shall be deemed for all purposes to be effective February 29, 1996 (the "Effective Date"), notwithstanding that execution of all necessary documents required to complete this transaction including without limitation the Stock Purchase Agreement, the Promissory Note and the Share Pledge Agreement shall in fact be executed on a later date. References to "closing" refer to the date on which the Company delivers the Shares to Waterford and Waterford pays the $100,000 pursuant to paragraph 3(a)(i) and delivers the promissory note pursuant to paragraph 3(a)(ii).

8. It is understood and agreed that all of the Shares will be issued to and purchased by Waterford or its nominees without registration under the Securities act of 1933, as amended (the

     "Securities Act"). However,

     Waterford may at its own cost register or sell under appropriate exemptions the shares at its expense.

9. During the period between the date hereof and the consummation of the transactions contemplated hereby, the Company shall give Waterford and its authorized representatives full access, during reasonable business hours, in such a manner as to not unduly disrupt normal business activities, to any and all of the Company's premises, properties, contracts, books, records and affairs, and shall cause the Company's officers to furnish any and all data and information pertaining to the Company's business that Waterford or its representatives may from time to time reasonably require. During the period between the date hereof and the consummation of the transactions contemplated hereby, the Company shall continue to conduct its operations on a basis consistent with past practices. The Company shall forthwith deliver to Waterford's agent copies of all employment contracts of all management personnel and details of all stock options held by employees and others.

10. Unless and until the transactions contemplated by this letter have been consummated, each party will hold in confidence all confidential information designated in writing as such obtained from the other, subject to the requirement to disclose such information as may be required in order for Waterford to perform its due diligence, and if the transactions contemplated hereby are not consummated will return all original documents so obtained. This obligation of confidentiality shall not extend to any information which is shown to have previously been (i) known to the party receiving it, (ii) generally known to others engaged in the trade or business of the party receiving it, (iii) part of public knowledge or literature, or (iv) lawfully received from a third party. Without limiting the generality of the foregoing, it is understood and agreed that certain information disclosed by the Company to Waterford or its representatives may constitute "material inside information" that has not previously been disclosed to the public generally. Waterford acknowledges its understanding of the restrictions on the use of such information imposed by Federal and State securities laws, agrees to comply and cause its representatives to comply with such restrictions, and agrees to jointly and severally indemnify and hold the Company and each of its directors, officers and employees free and harmless from any and all liability, cost or expense that any of them may incur or suffer by reason of any breach by Waterford or any of its authorized representatives or its designee, without limitation, of any of such restrictions, or by reason of this letter, or the consummation of the transactions contemplated by this letter. In no event will Waterford purchase or sell, directly or indirectly, in the public marketplace or otherwise, any shares of the Company's Common Stock prior to the closing.

11. Consummation of the transactions contemplated hereby will be subject to the delivery of stock certificates evidencing the 1,999,995 Series A Preferred Shares referred to in paragraph 3 and the 5 Series B Preferred Shares referred to in paragraphs 5 and 6, appropriate Board resolutions and receipt of any required consents of third parties. Without limiting the generality of the foregoing, as conditions to the payment of the purchase price described in paragraph 3 hereof;

     i. All corporate action necessary shall have been taken as set out in subparagraphs 3(e), (f) and (g);

     ii. Forthwith upon payment of the second payment in the sum of $400,000 as set out in paragraph 3 above, Jeffrey Antisdel (Chairman, President and Chief Executive) and Richard Cascarilla (Vice-President, Secretary and Treasurer) shall resign in their capacities as officers of the Company. Thereupon, Messrs. Antisdel and Cascarilla shall each enter into 2 year consulting agreements with the Company at compensation consistent With their historical compensation to the time of their resignations including, without limitation, assignment of insurance policies, health and disability insurance policies or payment of benefit provisions related thereto.

     iii. All key personnel as may be determined by Waterford and except as set out in subparagraph (ii) above will continue as employees subject to termination for cause. Mr. Ken Bowers (Controller) and Ms. Gayle Pileggi (Office Manager), shall manage the Company's energy assets and serve in their capacities as, at will, administrative employees of the Company, with compensation arrangements consistent with their historical compensation.

     iv. Waterford shall be reasonably satisfied, prior to February 29, 1996, with the results of its due diligence review of the business, operations, financial condition and prospects of the Company.

     v. There shall not have occurred after the date hereof any undisclosed material adverse change in the Company's business, operations, financial condition or prospects.

     vi. The Company shall maintain its NASDAQ listing throughout the term of the agreement(s).

     vii. The Company shall list all its liabilities and a summarized proforma cash flow for the 180 day period commencing at closing, which is attached hereto as Schedule "A".

    viii. The Company shall cause the officers, directors and control persons of the Company to enter into agreements not to sell any of the Company's stock within 6 months after closing except as may be agreed in writing by Waterford.

     ix. Accrued directors' fees of $10,000 per director will be paid to each director by the Company 90 days from the effective date of February 29, 1996.

     x. Waterford shall not be in default of any payment or any other matter to be performed unless the same shall have continued for 15 days after the due date thereof. In the event a default is not cured within such time, a standstill injunction will be issued pursuant to mutually agreeable terms.

12. Each party shall bear all of its own expenses incurred in connection with the transactions contemplated hereby, including without limitation the negotiation and finalization of all agreements. Waterford shall assume payment to Continental Capital Corporation of any finders fee which may be owing by the Company up to the sum of 3% of the purchase price of the Preferred Shares hereunder.

13. Following closing, Waterford agrees and shall cause the Company's print subsidiary, Combustion Energy Company, Inc. DBA Herth Printing and Business Supplies, to operate as generally constituted at the date hereof on the understanding that the Company will only sell this subsidiary in its entirety without liquidation of assets and employee layoff.

14. When countersigned below on behalf of the Company and Waterford, it is intended that this letter shall constitute an agreement in principle which shall be binding upon the parties hereto, subject to satisfaction of the conditions specified above, and which shall be governed by the laws of the State of Delaware. In the event of any dispute between the parties to this letter, such dispute shall be referred to binding arbitration, which arbitration shall be conducted in accordance with the rules of the American Arbitration Association. If any action or arbitration is brought to enforce any of the provisions hereof, the prevailing party in any such action or arbitration shall be entitled to recover the costs and expenses of such action or arbitration, including without limitation, reasonable attorneys' fees and other costs and expenses incurred in connection therewith.

15. No announcements shall be made by either party with respect to the receipt or acceptance of this letter, or the transaction proposed herein, the execution of the definitive agreement, or the closing of the transactions contemplated hereby, unless required by applicable law, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

16. Subject to paragraph 2 hereof, this letter may not be assigned by the Company or Waterford without the prior consent of the other.

This letter may be signed by fax and in counterpart and each of which will be considered to be an original and all of which together will be considered to be one document

If the foregoing accurately sets forth your understanding of the agreements, please so indicate by signing the enclosed copy hereof and returning it to the writer by no later than February 29, 1996 Our client will then proceed a~ rapidly as possible to complete the transaction.

Yours very truly,

JONES MCCLOY PETERSON

/s/ Roderick H. McCloy
- -------------------------
 Roderick H. McCloy Law Corporation

The foregoing agreement in principle is hereby agreed to and accepted this 29th day of February, 1996:

NEVADA ENERGY COMPANY, INC.

By:  /s/ Jeffrey Antisdel
    --------------------------
     JEFFREY ANTISDEL

Title: President

WATERFORD TRUST COMPANY LIMITED

By:  /s/ Charles Cain
    --------------------------
     Authorized Signatory